Exhibit 99.5
AMENDMENT NO. 3 TO RIGHTS AGREEMENT
     The Rights Agreement, dated as of April 25, 1996, as amended (the “Rights Agreement”), by and between Dana Corporation, a Virginia corporation (the “Company”), and The Bank of New York, as Rights Agent, is hereby amended as follows (this “Amendment”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Rights Agreement.
RECITALS:
     A. The Board of Directors of the Company has determined that the Rights Agreement should be amended as set forth herein.
     B. Pursuant to Section 27 of the Rights Agreement, prior to the time that any Person becomes an Acquiring Person, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent.
AGREEMENT:
     1. Amendments to Section 1.
     (a) Section 1 of the Rights Agreement is hereby amended by adding the following subsection at the end of that Section:
“(t) ‘Investment Agreement’ shall mean the Investment Agreement, dated as of July 25, 2007, as it may be amended from time to time, among Centerbridge Capital Partners, L.P., a Delaware limited partnership (‘Centerbridge’), CBP Parts Acquisition Co. LLC, a newly formed Delaware limited liability company (the ‘Purchaser’), and the Company.”
     (b) Section 1 of the Rights Agreement is hereby further amended by adding the following paragraph at the end of that Section:
“Notwithstanding anything in this Agreement to the contrary, none of Centerbridge, the Purchaser, the Series B Investors (as such term is defined in the Investment Agreement), any of their Affiliates or Associates or any of their permitted assignees or permitted transferees shall be deemed an Acquiring Person, and none of a Distribution Date or a Shares Acquisition Date shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, solely by reason or as a result of (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) any purchases of Series A Shares and Series B Shares (as such terms are defined in the Investment Agreement) pursuant to the terms of the Investment Agreement, (iii) the conversion of any Series A Shares or Series B

Shares into Common Shares pursuant to their terms, (iv) the exercise of preemptive rights pursuant to Section 7 of the Certificate of Designations (as defined in the Investment Agreement), or (v) the announcement of any of the foregoing.”
     2. Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.”
     3. Amendment to Section 18. Section 18 of the Rights Agreement is hereby amended by adding the following sentence at the end of that Section:
“Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”
     4. Amendment to Section 31. Section 31 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within Virginia; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.”
     5. Exhibits. Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
     6. Rights Agreement Otherwise Unamended. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment, together with the provisions of the Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto regarding the subject matter hereof.
     7. Effectiveness. This Amendment shall be effective as of, and immediately prior to, the time that the Bankruptcy Court (as defined in the Investment Agreement) approves the Investment Agreement (the “Effective Time”), and all references to the Rights Agreement shall, from and after such Effective Time, be deemed to be references to the Rights Agreement as amended hereby. The Company shall promptly notify the Rights Agent in writing of the Effective Time.

     8. Certification. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
     9. Direction to Rights Agent. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.
     10. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within Virginia; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     11. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all of such counterparts shall together constitute but one and the same instrument.
     12. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Time.

DANA CORPORATION
By:	/s/ Michael J. Burns
	Name:	Michael J. Burns
	Title:	Chairman and Chief Executive Officer

THE BANK OF NEW YORK
By:	/s/ John I. Sivertsen
	Name:	John I. Sivertsen
	Title:	Vice President